Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release ("Separation Agreement") is entered into by and between Peter A. Lankau ("Executive" or "you") and Endo Pharmaceuticals Holdings Inc. (the "Company"), and confirms the agreement that has been reached with you in connection with your resignation from the Company.

1.           Termination of Employment.  You agree that your resignation shall be effective as of March 1, 2008 (the "Separation Date") and as of such date you shall cease to be employed by the Company in any capacity and you shall resign from all executive positions you then hold with the Company and its subsidiaries.  Your resignation as a member of the Board of Directors of the Company (as well as of the Board of Directors of any of the Company's subsidiaries) shall be effective immediately.  The Company hereby waives the 30 days’ prior notice requirement in accordance with Section 6.1 of your Amended and Restated Employment Agreement dated as of December 19, 2007 (the "Employment Agreement").  You further agree to execute any additional documents necessary to effectuate the foregoing.

2.           Separation Pay and Benefits.  In consideration of your execution of this Separation Agreement and your compliance with its terms and conditions, the Company agrees to pay or provide you (subject to the terms and conditions set forth in this Separation Agreement) with the benefits described in this paragraph 2 and to adhere to the nondisparagement restrictions set forth in paragraph 4b below, which exceed any payment and benefits to which you are otherwise entitled.  The benefits below shall be in full satisfaction of its obligations under the terms of the Employment Agreement and all applicable cash or equity incentive compensation plans and agreements.

a.           The Company shall continue to pay you at your current rate of base salary and benefits through March 1, 2008, in accordance with the Company's payroll practices.

b.           The Company shall pay you an aggregate of $1,939,200 (the "Separation Amount"), which represents two times the sum of (i) your current annual base salary ($606,000) and (ii) your target incentive compensation for the fiscal year in which the Separation Date occurs (60% of salary).  The Separation Amount shall be paid within 30 days following the Effective Date (as defined below).  There shall be deducted from the payment of the Separation Amount all applicable federal, state and local withholding taxes and other appropriate deductions.  Notwithstanding the foregoing, in the event that the Effective Date does not occur by March 1, 2008, the Separation Amount shall not be paid pursuant to the Separation Agreement.

c.           The Company shall provide you with continued coverage under the Company's group medical insurance at the cost in effect at the Separation Date for a period of twenty-four (24) months following the Separation Date; provided that, to the extent you become eligible for medical insurance from a subsequent employer, the Company’s medical insurance shall become secondary to such subsequent employer’s medical insurance.  The health plan continuation coverage period provided for under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) shall commence at the end of such 24 month period. In addition, the Company shall provide you with continued life insurance benefits for a period of twenty-four (24) months following the Separation Date.

d.           The parties acknowledge and agree that you are party to Stock Option Agreements (the "Option Agreements") under which you have been granted stock options to purchase shares of common stock of the Company (the "Options") pursuant to the terms of the Endo Pharmaceuticals Holdings Inc. 2000 Stock Incentive Plan or the Endo Pharmaceuticals Holdings Inc. 2004 Stock Incentive Plan, as applicable (the "Stock Incentive Plans"), as follows:

Grant Date	Vested Options as of 2/25/08	Unvested Options	Exercise Price	Remaining vesting dates (out of 4)
2/21/07	43,750	131,250	$30.55	2/22/09, 2/21/10 & 2/24/11
2/14/06	125,000	125,000	$28.61	2/14/09 & 2/14/10
4/27/05	125,000	125,000	$20.22	4/27/08 & 4/27/09
8/11/04	19,138	6,379	$16.47	8/11/08

        (i)           The Company also agrees that the 6,379 unvested Options originally granted to you on August 11, 2004 and the 125,000 unvested Options originally granted to you on April 27, 2005 shall become fully vested and exercisable as of the Separation Date.

(ii)           The Company agrees that, in accordance with, and subject to, the terms and conditions of the Option Agreements, you shall be entitled to exercise all vested Options held by you as of the Separation Date (including those that become vested in accordance with paragraph 2d.(i) above) until the earlier to occur of the first anniversary of the Separation Date or the original expiration date of the Options as set forth in the Stock Incentive Plans or applicable Option agreements.

e.           The Company shall pay you incentive compensation for 2007 equal to $300,000 when in 2008 bonuses for such year are paid to other executives of the Company.

f.           The Company shall pay you, within 30 days following the Effective Date, an additional $60,000 for office transition services.  The Company shall promptly pay in 2008, upon presentation of invoices, your legal counsel’s reasonable fees in connection with this Agreement, provided that the cost of such legal fees shall not exceed $30,000.

g.           The Company's obligation to make the payments and to provide the benefits set forth in paragraphs 2d.(i), 2e. and 2f above shall cease as of the date of any material breach of your obligations under the covenants set forth in paragraphs 4, 5, and 6 hereof, provided such breach is not cured within 30 days of the date the Company delivers you written notice notifying of such breach.

3.           Accrued Benefits.  Whether or not you execute this Separation Agreement, you will be paid for any accrued but unused vacation days, and for unreimbursed business expenses (in accordance with usual Company policies and practices, and in no event later than the calendar year following the year in which the expenses are incurred), to the extent not theretofore paid.  In addition, following the Separation Date, you will be entitled to receive vested amounts payable to you under the Company's 401(k) plan and other retirement and deferred compensation plans in accordance with the terms of such plans and applicable law.  Except as specifically set forth herein, your participation in all Company plans shall remain subject to the terms and conditions of such plans as in effect from time to time and you agree that such terms and conditions are binding on you and the Company.

4.           Nondisparagement.

a.           You agree that you will not, with intent to damage, disparage or encourage or induce others to disparage any of the Company, its subsidiaries and affiliates, together with all of their respective past and present directors and officers, as well as their respective past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers and each of their predecessors, successors and assigns (collectively, the "Company Entities and Persons"); provided that such limitation shall extend to past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers only in their capacities as such or in respect of their relationship with the Company and its affiliates.

b.           The Company agrees that neither the Company formally nor any director or officer, with intent to damage you, will disparage you or encourage or induce others to disparage you.

c.           For the purposes of this Separation Agreement, the term "disparage" includes, without limitation, comments or statements adversely affecting in any manner (i) the conduct of the business of the Company Entities and Persons or yours or (ii) the business reputation of the Company Entities and Persons or yours.  Nothing in this Separation Agreement is intended to or shall prevent either party from providing, or limiting testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.

5.           Cooperation in Any Investigations and Litigation.

a.           The parties agree that they will reasonably cooperate with each other, and their respective counsel, in connection with any investigation, inquiry, administrative proceeding or litigation relating to any matter in which you were involved or of which you have knowledge as a result of your service with the

Company by providing truthful information, provided that in your case, such cooperation does not unreasonably interfere with your then current professional and personal commitments.  The Company agrees to promptly reimburse you for reasonable expenses reasonably incurred by you, in connection with your cooperation pursuant to this paragraph.  Such expenses shall include reasonable legal fees of separate counsel in the event of an actual or potential conflict of interest, provided that (i) such selection of counsel shall be subject to the prior approval of the Company, which approval shall not be unreasonably withheld, (ii) the scope of such representation shall be subject to the prior approval of the Company which approval shall not be unreasonably withheld, and (iii) such reimbursement of legal fees shall not exceed $100,000 in any one year (which limitation shall not, however, apply to limit any of your existing rights you may have to indemnification or under the applicable directors and officers liability insurance).

b.           You agree that, in the event you are subpoenaed or otherwise required by any person or entity (including, but not limited to, any government agency) to give testimony or produce documents (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company, you will, to the extent not legally prohibited from doing so, give prompt notice of such request to the General Counsel of the Company so that the Company may contest the right of the requesting person or entity to such disclosure before making such disclosure.  Nothing in this provision shall require you violate your obligation to comply with valid legal process.

6.           Confidentiality; Non-Competition and Non-Interference.  You acknowledge and agree that you continue to be bound by the confidentiality, non-competition and non-interference covenants set forth in Articles VII and VIII of the Employment Agreement as modified below, and the Company shall continue to be entitled to the benefits of Section 9.1 of the Employment Agreement, and such provisions shall survive the termination of the Employment Agreement.  The parties agree that the provisions of Article VIII shall not be violated unless you are providing services  to the portion of a business whose prescription pharmaceutical products compete in whole or in part with the Company’s currently marketed products and/or the following products that are currently in development, for those indications currently being pursued: fentanyl, ketoprofen, sufentanil, N-acetyl cysteine, doxepine, and any marketed or development products that the Company acquires or licenses as a result of any discussions that are ongoing as of the date of this Agreement which discussions conclude in a definitive agreement executed within one year of the Separation Date; and that there shall be no limitation on you providing services to other portions of such entities.

7.           Indemnification.  You shall be indemnified to the extent  permitted by applicable laws, if you are made a party, or are threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, in connection with acts or omissions occurring during your tenure with the Company, as provided under Section 2.4 of the Employment Agreement, and such provision shall survive the termination of the Employment Agreement and your employment, such indemnification shall include the advancement of legal fees in accordance with the terms and conditions set forth in the Charter and the By-Laws of the Company.  The level of directors and officers insurance coverage shall not be less than that maintained time to time for active directors and officers.

8.           Waiver.

a.           You agree that, in consideration of the benefits to be provided to you under this Separation Agreement, you hereby waive, release and forever discharge any and all claims and rights which you ever had, now have or may have against the Company and any of its subsidiaries or affiliated companies, and their respective successors and assigns, current and former officers, agents, board of directors members, representatives and employees, various benefits committees, and their respective successors and assigns, heirs, executors and personal and legal representatives, based on any act, event or omission occurring before you execute this Separation Agreement arising out of, during or relating to your employment or services with the Company or the termination of such employment or services, except as provided below.  This waiver and release includes, but is not limited to, any claims which could be asserted now or in the future, under: common law, including, but not limited to, breach of express or implied duties, wrongful termination, defamation, or violation of public policy; any policies, practices, or procedures of the Company; any federal or state statutes or regulations including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866 and 1871, the Americans With Disabilities Act, 42 U.S.C. §12101 et seq., the Employee Retirement Income Security Act ("ERISA"), 29 U.S.C. §1001 et seq. (excluding those rights relating exclusively to employee pension benefits as governed by ERISA), the Family and Medical Leave Act, §2601 et. seq., any comparable state laws, any contract of employment, express or implied; any provision of the United States or of a state; any provision of any other law, common or statutory, of the United States, or any applicable state. Notwithstanding the foregoing, nothing contained in this paragraph 8a shall (i) impair any rights or potential claims that you may have under the federal Age Discrimination in Employment Act of 1967 (the "ADEA") subject to paragraph 8c; (ii) be construed to prohibit Executive from bringing appropriate proceedings to enforce this Separation Agreement; (iii) effect any rights of indemnification, or to be held harmless, or any coverage under directors and officers liability insurance or rights or claims of contribution that you have or (iv) any rights as a shareholder of the Company.

b.           By signing this Separation Agreement, you represent that you have not and will not in the future commence any action or proceeding arising out of the matters released hereby, and that you will not seek or be entitled to any award of legal or equitable relief in any such action or proceeding that may be commenced on your behalf.  The Company has advised you to consult with an attorney of your choosing prior to signing this Separation Agreement.  You represent that you understand and agree that you have the right and have been given the opportunity to review this Separation Agreement and the ADEA Release, with an attorney.  You further represent that you understand and agree that the Company is under no obligation to offer this Separation Agreement, and that you are under no obligation to consent to the waiver.

c.           In accordance with the ADEA release contained in Exhibit A hereto (the "ADEA Release"), you shall have twenty-one (21) days from the date of this Agreement to consider the ADEA Release and once you have signed the ADEA Release, you shall have seven (7) additional days from the date of execution to revoke your consent to the ADEA Release.  Any such revocation shall be made in writing so as to be received by the Company prior to the eighth (8th) day following your execution of the ADEA Release.  If no such revocation occurs, the ADEA Release shall become effective on the eighth (8th) day following your execution of the ADEA Release (the "Effective Date").  In the event that you fail to sign the ADEA Release within 21 days or revokes your ADEA Release thereafter as provided above, this Separation Agreement shall remain in full force and effect but the Company shall have no obligation to provide the benefits in paragraph 2(b), d(i) and 2e above.

9.           Enforcement.  If any provision of this Separation Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible.  Further, if a court should determine that any portion of this Separation Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.  Additionally, the parties agree that in the event of any breach of the terms of paragraphs 4, 5 and 6 the other party may seek injunctive and other equitable relief.  In addition, you agree that your willful and knowing failure to return Company Property that relates to the maintenance of security of the Company Entities and Persons or the maintenance of Proprietary Information shall entitle the Company to such injunctive and other equitable relief.

10.           No Admission.  This Separation Agreement is not intended, and shall not be construed, as an admission that either you or the Company Entities and Persons have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.

11.           Successor.  This Separation Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

12.           Choice of Law.  This Separation Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

13.           Entire Agreement.  You acknowledge that this Separation Agreement constitutes the complete understanding between the Company and you, and, supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities and Persons, including your Employment Agreement, which shall terminate on the Separation Date, except for the provisions of Section 2.4, Section 6.5(h), Articles VII and VIII (as amended herein) and Section 9.1 of the Employment Agreement which shall survive such termination.  No other promises or agreements shall be binding on the Company unless in writing and signed by both the Company and you after the date of this Separation Agreement.

14.           Effective Date.  You may accept this Separation Agreement by signing it and returning it to Caroline B. Manogue, General Counsel, Endo Pharmaceuticals Holdings Inc., 100 Endo Boulevard, Chadds Ford, PA 19317.  The effective date of this Separation Agreement shall be the date it is signed by both parties, provided that the provisions of paragraph 2b, d(i) and 2e shall not become effective until the Effective Date, as defined in paragraph 8c.  In the event you do not accept this Separation Agreement as set forth above, this Separation Agreement, including but not limited to the obligation of the Company to provide the payments and other benefits described herein, shall be deemed automatically null and void.

Signature:	/s/ Peter A. Lankau	Date:	January 28, 2008
Peter A. Lankau

ENDO PHARMACEUTICALS HOLDINGS INC.

By:	/s/ Roger Kimmel	Date:	January 28, 2008
Title:	Roger Kimmel, Chairman